UNITED STATES

SECURITIES AND EXCHANGE  COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2015

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clearbrook Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 460-1600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2015, BioScrip, Inc. (the “Company”) announced Jeffrey M. Kreger as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Kreger, age 47, succeeds Hai Tran, who held the same positions with the Company from May 2012 until March 2015.

Prior to joining the Company, Mr. Kreger served as the Executive Vice President, Chief Financial Officer and Treasurer of LHC Group, Inc. (“LHC”), a NASDAQ-listed post-acute care healthcare services company, from January 2014 to January 2015. Mr. Kreger most recently served as LHC’s Senior Vice President of Finance from January 2015 to April 2015, a position he also held from February 2013 to December 2013. From December 2006 to January 2013, Mr. Kreger served as Senior Vice President and Corporate Controller of Sun Healthcare Group, Inc., a post-acute healthcare services company. Mr. Kreger holds a bachelor’s degree in business administration with a concentration in accounting from the University of Texas at Austin and a master’s degree in business administration from the University of Houston. There is no family relationship between Mr. Kreger and any director or executive officer of the Company. Mr. Kreger was LHC’s Executive Vice President, Chief Financial Officer and Treasurer in 2014 when LHC acquired the Company’s Home Health Services segment for approximately $60.6 million, including adjustments to net working capital.

In connection with the appointment of Mr. Kreger, the Company and Mr. Kreger entered into an offer letter (the “Offer Letter”) dated as of April 26, 2015. The terms of the Offer Letter provide for the employment of Mr. Kreger as the Company’s Senior Vice President, Chief Financial Officer and Treasurer at an initial base annual salary of $395,000. In connection with relocation, Mr. Kreger will be eligible for temporary housing reimbursements of $3,000 per month for up to 6 months as well as other reimbursements relating to relocation. Mr. Kreger will be eligible to participate in the Company’s Management Incentive Bonus Program with a target bonus of up to 80% of his base salary, subject to satisfaction of certain corporate, departmental and individual objectives.

Under the Offer Letter, Mr. Kreger will be granted options to purchase 150,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms and conditions set forth in the BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Plan”). The exercise price of such options will be equal to the fair market value of the Common Stock on the date of grant and will vest in three equal installments at the rate of one-third per year over three years commencing on the first anniversary of the grant date. In addition, after completion of 100 calendar days of employment with the Company and subject to achievement of certain performance milestones to be mutually agreed to by Mr. Kreger and the Company’s Chief Executive Officer during the first ten days of employment, Mr. Kreger will be considered by the Management Development and Compensation Committee of the Board (the “Compensation Committee”) for an additional grant of options to purchase 20,000 shares of Common Stock, pursuant to the Plan. The exercise price of such options will be equal to the fair market value of the Common Stock on the date the respective option grant is approved by the Compensation Committee.

Under the terms of the Offer Letter, as a condition to his employment, Mr. Kreger is required to enter into a restrictive covenant agreement with the Company, attached as Exhibit B to the Offer Letter, which will provide that during the term of employment and for one year following his termination, Mr. Kreger may not directly or indirectly participate in any business which is competitive with the Company’s business. Similarly, during the term of employment and for two years following his termination, Mr. Kreger may not solicit or otherwise interfere with the Company’s relationship with any present or former employee or customer of the Company.  Mr. Kreger is also required to keep confidential during the term of employment and thereafter all confidential information concerning the Company and its business.  The Offer Letter further requires that Mr. Kreger comply with the post-employment restrictive covenants contained in his employment agreement with his former employer, LHC, and with the terms of a letter agreement between the Company and LHC, attached as Exhibit C to the Offer Letter, which sets forth parameters under which the Company’s business activity, and Mr. Kreger’s work on the Company’s behalf, will be considered not to violate the post-employment restrictive covenants contained in Mr. Kreger’s employment agreement with LHC.

If Mr. Kreger’s employment with the Company is terminated for any reason whatsoever, whether by the Company or Mr. Kreger, then (i) he will be entitled to receive his salary and benefits earned and accrued through the date of termination; (ii) the Company will not be liable for or obligated to pay any stock or cash bonus compensation, incentive or otherwise, not already paid or accrued through the date of termination; (iii) all fully vested and exercisable options may be exercised to the extent authorized by the Plan, and all unvested stock options shall cease to vest and be forfeited as of such date; and (iv) no other benefits shall accrue or vest subsequent to such date. In addition to the foregoing, if the Company terminates Mr. Kreger without “Cause” (as defined below) or if Mr. Kreger resigns for “Good Reason” (as defined below), then, subject to execution of a Waiver and Release Agreement, Mr. Kreger will be entitled to receive severance payments equal to 12 months of salary at his then current base salary level.

“Cause” means (i) commission of criminal conduct which involves moral turpitude; (ii) acts which constitute fraud or self-dealing against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iii) willful engagement in conduct which is materially injurious to the Company or any of its subsidiaries; or (iv) gross misconduct in the performance of duties as an employee of the Company.

“Good Reason” means the existence of any one or more of the following conditions that continue without Mr. Kreger’s consent for more than 45 days following written notice of such conditions by Mr. Kreger to the Chief Executive Officer (“Cure Period”): (i) a material adverse change in or reduction of Mr. Kreger’s title, authority, duties and responsibilities, or Mr. Kreger ceasing to report directly to the Chief Executive Officer; (ii) the assignment to Mr. Kreger of duties materially inconsistent with Mr. Kreger’s position with the Company; (iii) a reduction in Mr. Kreger’s gross bi-weekly salary below his initial gross bi-weekly salary as stated in the Offer Letter; (iv) Mr. Kreger no longer being eligible for a target bonus of 80% of his base salary, provided, however, to the extent that a reduction in bonus eligibility is accompanied by Mr. Kreger’s eligibility for another form of compensation, such as an award of equity compensation, that has a substantially equivalent value to such bonus eligibility reduction, the reduction in bonus eligibility will not constitute Good Reason; or (v) all or substantially all of the assets of the Company are purchased, and within 60 days of the consummation of such transaction the purchaser neither adopts the Offer Letter nor offers Mr. Kreger an employment agreement on substantially equivalent economic terms to the Offer Letter, provided that Mr. Kreger (x) delivers such notice within 30 days following his learning of such condition(s), and (y) ceases employment within 45 days after the end of the Cure Period.

A copy of the Offer Letter is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter.

Section 7 - Regulation FD

Item 7.01. Regulation FD Disclosure.

On April 27, 2015, the Company issued a press release announcing the appointment of Mr. Kreger (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly provided by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: April 28, 2015		/s/ Kimberlee C. Seah
	By:	Kimberlee C. Seah
Senior Vice President and General Counsel

Exhibit Index

Exhibit Number	Description

10.1	Offer Letter, dated April 26, 2015, by and between the Company and Jeffrey M. Kreger.

99.1	Press Release issued by the Company dated April 27, 2015.